Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 30, 2004 (except for Note B, as to which date is October 7, 2005), accompanying the consolidated financial statements of Texas United Bancshares, Inc. and Subsidiaries as of and for each of the two years ending December 31, 2003 included in the Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004, which is incorporated by reference in this Registration Statement on Form S-4 and Proxy Statement/Prospectus. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/    Grant Thornton LLP

Grant Thornton LLP

Houston, Texas

January 18, 2006